Exhibit 99.1
1 Fountain Square Chattanooga, TN 37402 www.unum.com

FOR IMMEDIATE RELEASE
Contacts
MEDIA	Brad Carmony 901-568-3088 bcarmony@unum.com
INVESTORS	Tom White tawhite@unum.com

Unum Group Names Michael Simonds Chief Operating Officer

CHATTANOOGA, Tenn. (Jan 16, 2020) - Unum Group (NYSE: UNM) today announced that Michael Q. Simonds, president and chief executive officer of Unum US, has been appointed to the newly created role of chief operating officer (COO) of the company, effective February 1, 2020. Simonds will continue to report to Richard P. McKenney, president and chief executive officer.
As COO, Simonds will work closely with McKenney and Unum’s senior leadership team to build on the company’s past successes, while further leveraging expertise and capabilities across the enterprise. Simonds’ previous role as president and chief executive officer of Unum US is being eliminated under the new structure. Unum Group’s current financial reporting segments will not change.
“As we continue executing Unum’s long-term growth strategy, this is the right time to add a COO to our leadership team,” said McKenney. “Mike has the depth of experience, close knowledge of the enterprise and relentless customer focus that are essential in a COO as we continue to serve the benefits needs of today’s dynamic workplace.”
Simonds began his career at Unum in 1994 and has worked in leadership roles throughout the company in multiple divisions, including Finance, Marketing and Sales. Prior to leading Unum US, Simonds served as chief operating officer and chief marketing officer for Unum US and helped lead the company’s expansion into voluntary, dental and vision benefits. Simonds worked at McKinsey & Company, a global management consulting firm, from 2002 to 2003, before returning to Unum. He holds a master’s in business administration from Harvard Business School and bachelor’s degrees in economics and anthropology from Bowdoin College.

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ABOUT UNUM
Unum Group (www.unum.com) provides a broad portfolio of financial protection benefits and services through the workplace, and is a leading provider of disability income protection worldwide. Through its Unum US, Unum UK, Unum Poland, and Colonial Life businesses, the company provides disability, life, accident, critical illness, dental and vision benefits that protect millions of working people and their families. Unum also provides leave and absence management services that streamline the leave experience for employers and employees, and stop-loss coverage to help self-insured employers protect against medical costs. Unum reported revenues of $11.6 billion in 2018 and provided $7.2 billion in benefits.

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